EXHIBIT 5.1

April 11, 2006	Main (858) 450-8400
Fax (858) 450-8499

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

Re:	Registration Statement on Form S-1 for 1,950,897,520 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to The Immune Response Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 11, 2006 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) 1,950,897,520 shares of the Company’s Common Stock, including (i) 564,341,672 shares of the Company’s Common Stock issuable upon conversion of outstanding 8% Senior Secured Convertible Promissory Notes (the “Notes”) or as repayment of principal due thereunder (the “Note Shares”), (ii) 60,484,276 shares of the Company’s Common Stock issuable as payment of interest on the Notes (the “Interest Shares”), and (iii) 1,326,071,572 shares of the Company’s Common Stock issuable upon exercise of Warrants (the “Warrants”) to purchase shares of the Company’s Common Stock (the “Warrant Shares”).
     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K under the Act.
     We have examined the originals, or .pdf, photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as .pdf, photostatic or certified copies, and the authenticity of the originals of such copies.
     Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Note Shares have been duly authorized and if, as and when issued upon conversion of the Notes in accordance with the Notes’ terms will be legally issued, fully paid and non-assessable, (ii) the Interest Shares have been duly authorized and if, as and when issued in accordance with the Notes’ terms will be legally issued, fully paid and non-assessable, and (iii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the

The Immune Response Corporation April 11, 2006 Page 2

Warrants in accordance with the Warrants’ terms will be legally issued, fully paid and non-assessable.
     This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes, the Warrants, the Note Shares, the Interest Shares or the Warrant Shares.
Very truly yours,
/s/ Heller Ehrman LLP